Exhibit 99.1

Flagstone Re Confirms Superior offer for IPC Re

HAMILTON, Bermuda--(BUSINESS WIRE) – July 1, 2009 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced today that it has made an offer to the Board of IPC Re to acquire all of IPC’s outstanding shares.  Flagstone’s offer is superior to the pending offer made by Validus on both a market value and tangible book value per share basis, and offers a superior value proposition for the continuing shareholder.

Flagstone will exchange 2.638 of new common shares for each IPC common share plus $5.50 per share in cash for total consideration of $33.62 compared to IPC Re’s price of $27.77 based on today’s closing common equity prices.

Flagstone Chairman, Mark Byrne, commented: “Our offer contains a materially greater cash component and offers a greater overall value to IPC shareholders.  Our offer is not subject to financing and is made on a friendly basis, with a plan to work with the existing board and management of IPC to preserve the business and franchise value of IPC in the combined entity.  We believe this approach together with the significant opportunities brought to the combined entity via Flagstone’s global underwriting platform and industry-leading technical infrastructure will maximize value for both IPC and Flagstone shareholders.  We have substantially completed our confirmatory due diligence with no issues identified to date.”

Flagstone will host a webcast and conference call on Monday July 6th at 10am EST to discuss their offer.  The webcast will be available for viewing via a link on the website at www.flagstonere.com

The teleconference can be accessed by dialing (800) 901-5231 (US callers) or (617) 786-2961 (International callers) and entering the pass code 34156111 approximately 10-15 minutes in advance of the call.

About Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global multi-line reinsurance and insurance company that employs a focused, technical approach to the Property, Property Catastrophe, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse SA has an "A-" financial strength rating from both A.M. Best and Fitch Ratings, and an "A3" rating from Moody's Investors Service.

Source: Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, Hamilton

Brenton Slade, +1-441-278-4303